EXHIBIT 99.1
FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
REPORTS FIRST QUARTER 2009 RESULTS

May 6, 2009 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced first quarter 2009 results of $0.15 per share, compared to $0.10 per share reported in the first quarter of 2008. All financial data in this release are reported in U.S. dollars and are before discontinued operations, and all per share amounts are fully diluted. Consistent with operational segment changes introduced as of the fourth quarter 2008 reporting period, the Production Enhancement Division is reported as two segments, Production Testing and Compressco, and prior period segment information has been reclassified to conform to the current presentation.

Consolidated revenues for the quarter ended March 31, 2009 were $195,251,000 versus $225,156,000 in the first quarter of 2008. Total gross profit was $43,370,000 in the first quarter of 2009 versus $42,047,000 in the first quarter of 2008. Income before discontinued operations was $11,370,000 in the first quarter of 2009 versus $7,354,000 in the comparable period of 2008. Net income was $11,162,000 in 2009’s first quarter versus $6,687,000 in 2008’s first quarter.

Consolidated results per share from continuing operations for the first quarter of 2009 were earnings of $0.15 with 74,997,000 weighted average diluted common shares outstanding versus earnings of $0.10 with 75,463,000 weighted average diluted common shares outstanding in the first quarter of 2008.

Divisional pretax earnings (loss) from continuing operations in the first quarter of 2009 versus the first quarter of 2008 were: Fluids Division – $12,153,000 in 1Q 2009 and $6,841,000 in 1Q 2008; Offshore Services (formerly WA&D Services) – $(644,000) in 1Q 2009 and $(4,103,000) in 1Q 2008; Maritech – $9,186,000 in 1Q 2009 and $7,374,000 in 1Q 2008; Production Testing – $5,699,000 in 1Q 2009 and $8,422,000 in 1Q 2008; and, Compressco – $6,669,000 in 1Q 2009 and $6,950,000 in 1Q 2008.

Financial data relating to net income, as well as discontinued operations, are available in the accompanying financial table in this press release.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “During the first quarter of 2009, our businesses performed very well. The earnings results and long-term debt balance are very gratifying in the current difficult market environment. The benefit of our long-term strategic investments combined with our operational focus on cash were both evident in the first quarter results.

“Our Fluids Division had a relatively strong first quarter. These results were driven by strength in all of this division’s business areas. Gulf of Mexico (GOM) activity increased significantly over the prior two quarters, which had been negatively impacted by the hurricanes. This increase in activity, combined with the impact of our lower cost base for fluid, contributed to our overall earnings improvement. Our international operations in this division continue to grow as well. As we look forward, we believe that GOM shelf and onshore activity will be impacted by lower commodity prices, but that we will continue to see opportunities in the growing deepwater GOM market. International business is expected to remain strong for this division, which should also benefit from the previously announced Brazilian fluids contract.

“Our Offshore Services segment performed as expected during the typically weather-affected first quarter. Utilization of our diving and cutting services was favorably impacted by hurricane related repair activities. We believe demand for our well abandonment and decommissioning services will increase during the next two quarters, as our customers continue to address damage caused by previous hurricanes and remain focused on mitigating risk in advance of the upcoming hurricane season. Our inland water markets continue to be depressed, and we have implemented cost reductions in this business area. In spite of this isolated weakness, the continued demonstrated operational improvement in this segment, combined with our capability of delivering both standalone and integrated services, positions us well in this market environment.

“Maritech had a much improved quarter versus the fourth quarter of 2008. This improvement was partially driven by increasing production (average of 50.5 MMCFE/day in the first quarter of 2009 versus 35.3 MMCFE/day in the fourth quarter of 2008). This increase in production is due to the benefit of prior capital projects recently completed and the return of production which had been shut-in following Hurricane Ike. During the first quarter, this additional production had a positive impact on both earnings and cash flow. Maritech also benefitted from gains from an asset sale and an insurance reimbursement during the first quarter. As we go forward in the current commodity price environment, incremental production will continue to generate positive cash flow, but may in fact have a negative impact on reported earnings. While we continue to benefit from our current hedged position for oil and gas (2,500 barrels/day and 25,000 MMBTU/day), at the same time, the cash implications of incremental production are constantly monitored. Capital spending in Maritech has been reduced from prior years to match the cash being generated by this segment. Operationally, we will maintain a disciplined approach, and we expect to spend $100 million over the next two years as we continue with our plan to reduce Maritech’s well abandonment and decommissioning liabilities.

“During the first quarter, our domestic testing business declined due to the significant drilling slowdown in the U.S. We have taken aggressive cost reduction actions to minimize the impact of this slowdown on the Production Testing segment. This trend is expected to continue, and additional cost reductions may be taken on a proactive basis. Our international testing business grew again in the first quarter compared to the prior year period, and we plan to continue to strategically invest in selected international markets.

“Compressco continues to be a high performing business. Compressco’s domestic market has experienced decreased activity due to falling commodity prices, but this decrease has not been as significant as the reduction seen in other U.S. land-based businesses. The production uplift value proposition continues to exist even at current commodity prices. However, in certain geographic areas where natural gas production was shut-in, some of Compressco’s service agreements were terminated. Consistent with our focus on cash generation, during the first quarter, Compressco significantly scaled back manufacturing production. This action contributed to lower earnings versus the prior quarter, due to under-absorption of overhead costs. Compressco’s international market continues to offer opportunities.

“In summary, we are pleased with our first quarter results. Our long-term debt increase was less than our internal plan at the end of the first quarter. Going forward, domestic markets will continue to be challenging. Our focus will continue to be on managing our cash position and capitalizing on opportunities presented in stronger areas such as well abandonment and decommissioning and in international markets. In addition, our funded growth initiatives in our Arkansas calcium chloride plant will be managed effectively to ensure a successful completion of this long-term strategy,” concluded Brightman.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These forward-looking statements include statements concerning financial guidance, estimated earnings, earnings per share, expected benefits from our agreements and long-term investments, expected results of operational business segments for 2009, the expected impact of current economic and capital market conditions on the oil and gas industry and our operations, statements regarding our beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended March 31,
	2009	2008
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$63,689	$67,184
Offshore (formerly WA&D) Division
Offshore Services	48,044	51,166
Maritech	41,212	57,519
Intersegment eliminations	(7,643)	(3,145)
Offshore Division total	81,613	105,540
Production Enhancement Division
Production Testing	24,619	29,524
Compressco	25,387	23,053
Production Enhancement Division total	50,006	52,577
Eliminations and other	(57)	(145)
Total revenues	195,251	225,156

Gross profit
Fluids Division	17,021	13,257
Offshore (formerly WA&D) Division
Offshore Services	2,901	(7)
Maritech	7,652	9,045
Intersegment eliminations	(311)	243
Offshore Division total	10,242	9,281
Production Enhancement Division
Production Testing	7,687	10,616
Compressco	9,121	9,503
Production Enhancement Division total	16,808	20,119
Eliminations and other	(701)	(610)
Total gross profit	43,370	42,047

General and administrative expense	24,569	25,099
Operating income	18,801	16,948

Interest expense, net	3,177	4,433
Other expense (income)	(2,511)	1,183
**Income before taxes and discontinued operations (A)	18,135	11,332
Provision for income taxes	6,765	3,978
Income before discontinued operations	11,370	7,354

Income (loss) from discontinued operations, net of taxes (A)	(208)	(667)

Net income	$11,162	$6,687

**Income before taxes and discontinued operations

Fluids Division	12,153	6,841
Offshore (formerly WA&D) Division
Offshore Services	(644)	(4,103)
Maritech	9,186	7,374
Intersegment eliminations	(311)	243
Offshore Division total	8,231	3,514
Production Enhancement Division
Production Testing	5,699	8,422
Compressco	6,669	6,950
Production Enhancement Division total	12,368	15,372
Corporate overhead (includes interest)	(14,617)	(14,395)
Total	18,135	11,332

	Three Months Ended March 31,
	2009	2008
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.15	$0.10
Income (loss) from discontinued operations	(0.00)	(0.01)
Net income	$0.15	$0.09

Weighted average shares outstanding	74,925	74,187

Diluted per share information:
Income before discontinued operations	$0.15	$0.10
Income (loss) from discontinued operations	(0.00)	(0.01)
Net income	$0.15	$0.09

Weighted average shares outstanding	74,997	75,463

Depreciation, depletion and amortization (B)	$36,259	$37,889

(A) Information presented for each period reflects TETRA’s Process Services and Venezuelan fluids and production testing operations as discontinued operations.
(B) DD&A information for 2009 includes impairments of oil and gas properties.

Balance Sheet	March 31, 2009	December 31, 2008
	(In Thousands)
Cash	$13,746	$6,032
Accounts receivable, net	209,055	225,491
Inventories	112,497	117,731
Other current assets	100,405	86,059
PP&E, net	824,241	807,466
Other assets	175,434	169,845
Total assets	$1,435,378	$1,412,624

Current liabilities	$219,485	$212,481
Long-term debt	426,228	406,840
Other long-term liabilities	257,036	277,482
Equity	532,629	515,821
Total liabilities and equity	$1,435,378	$1,412,624

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com
###